Exhibit 10.12

Basic Sublease Information

This Sublease Agreement is entered into as of December 1, 2015 (the “Effective Date”), by and between Allied Telesis Capital Corporation (“Sublandlord”), a Washington corporation, and Bandwidth.com, Inc. (“Subtenant”), a Delaware corporation.

1)	Landlord

Venture Center, LLC, “Landlord.”

2)	Subtenant

Bandwidth.com, Inc., “Subtenant.”

3)	Sublandlord

Allied Telesis Capital Corporation, “Sublandlord.”

4)	Building

Venture Center III “Building.”

5)	Premises

Approximately 3,808 rsf on the 3rd floor as shown on Exhibit A, “Premises.”

6)	Sublease Commencement

1/1/2016.

7)	Sublease Term

Initial Space commences 1/1/2016 and terminates on March 31, 2019, “Sublease Term”)

8)	Early Access

Sublandlord shall use reasonable efforts to provide access to Subtenant, at Subtenant’s sole risk, for planning purposes (but not conduct of its business) starting 10/26/2015.

9)	Rental Rate; Rent; Default

Subtenant shall pay rent pursuant to the following schedule:

Bandwidth Offer Term		Months	Rate	Sq Ft Monthly	3808 Total
1/1/16	2/28/16	2	$—	$—	$—
3/1/16	12/31/16	10	$16.00	$5,077.33	$50,773.33
1/1/17	12/31/17	12	$16.48	$5,229.65	$62,755.84
1/1/18	12/31/18	12	$16.97	$5,386.54	$64,638.52
1/1/19	3/31/19	3	$17.48	$5,548.14	$16,644.42
				Total	$194,812.11

Subtenant shall timely pay to Sublandlord such rent without notice, demand, deduction or set off (except as otherwise expressly provided herein), by good and sufficient check drawn on a national banking association at Sublandlord’s address provided for in this Sublease or as otherwise specified in writing by Sublandlord. Rent shall be payable monthly in advance. Rent shall be payable on the first day of each month beginning on April 1, 2016.

All past due payments required of Subtenant hereunder shall bear interest from the date due until paid at the lesser of fifteen percent (15%) per annum or the maximum lawful rate of interest; additionally, Sublandlord, in addition to all other rights and remedies available to it, may charge Subtenant a fee equal to five percent (5%) of the delinquent payments to reimburse Sublandlord for its cost and inconvenience incurred as a consequence of Subtenant’s delinquency. Any such late charge and interest payment shall be payable as additional rent under this lease, shall not be considered a waiver by landlord of any default by Subtenant hereunder, and shall be payable immediately on demand. In no event, however, shall the charges permitted in this section exceed the maximum lawful rate of interest.

If either (a) default shall be made in the payment of any sum to be paid by Subtenant under this Sublease for more than five (5) days after the date such payment is due, or (b) default shall be made in the performance of any of the other covenants or conditions which Subtenant is required to observe and to perform, and such default shall continue for thirty (30) days after written notice to Subtenant, then Sublandlord may treat the occurrence of any one or more of the foregoing events as a breach of this Sublease and thereupon Sublandlord may terminate this Sublease and Subtenant’s right of possession of the Premises, and recover all damages to which Sublandlord is entitled under law, specifically including (i) the cost of recovering the Premises (including, without limitation, reasonable attorneys’ fees and costs of suit), (ii) the cost as reasonably estimated by Sublandlord of any alterations of, or repairs to, the Premises which are necessary or proper to prepare the same for reletting (including repairs, alterations, improvements, additions, decorations, reasonable legal fees and brokerage commissions), (iii) the unpaid rent owed at the time of termination, plus interest thereon from the due date at the maximum rate permitted by law or ten percent (10%) per annum, whichever is less, (iv) the balance of the Rent for the remainder of the Sublease Term, and (v) any other sum of money and damages owed by Subtenant to Sublandlord.

10)	Security Deposit

None

11)	Subtenant Improvement Allowance

Subtenant shall accept the space in “as is” condition. Sublandlord shall be required to have the Premises in “broom clean” condition and free of equipment and other personal property not covered under this Agreement. Moreover, Sublandlord will remove all logos and trademark fixtures found in the premises, but will not be responsible for repainting. Should the removal of such items cause damage to the walls or premises, Sublandlord shall be responsible for repairing said damage. Sublandlord will also construct a demising wall at their sole expense between the Subtenant Premises and the Sublandlord.

12)	Operating Costs and Expenses

Sublandlord shall pay all operating expense passthroughs specified as standard items in the Prime Lease, throughout the Sublease Term. Subtenant shall pay for any additional services it specifically requests, ie, afterhours HVAC, any special requested cleaning, etc, considered to be “over and above” the standard full service amenities found in the Prime Lease.

13)	Parking

Three (3) spaces per 1,000 rsf of the premises, as allotted Sublandlord under the Prime Lease.

14)	Access to Premises

Subtenant shall have 24/7 access to the entire portion of the premises then being leased by Subtenant. Normal operating hours are 7:00 am to 7:00 pm Monday to Friday, and 9:00 to noon on Saturday, but for defined holidays, which are further detailed in the Prime Lease.

Subtenant also shall have access to Common Areas (as defined in the Prime Lease).

15)	Prime Lease

Sublandlord has provided a copy of the Prime Lease and Ground Lease to Subtenant.    This Sublease is subject to and subordinate to the Prime Lease. All terms and conditions of the Prime Lease are incorporated into and made part of this Sublease.

16)	Brokerage Disclosure

There are no brokers involved in this transaction.

17)	Alteration; Surrender of Premises.

Subject to the terms and conditions of the Prime Lease and Ground Lease, Subtenant shall be entitled to complete interior building alterations without the consent of the Sublandlord, that (i) are less than five thousand dollars ($5000) in total value; (ii) are non-structural in nature; and (iii) do not require approval under the Prime Lease. Sublandlord will not unreasonably withhold its consent to other alterations, provided Subtenant is solely responsible for all removal or restoration obligations, and any other requirements of Landlord or Ground Lessor.

No act of Sublandlord shall be deemed an acceptance of a surrender of the Premises, and no arrangement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Sublandlord. At the expiration or earlier termination of this lease, Subtenant shall deliver to Sublandlord the Premises, and all improvements located therein, in good repair and condition, broom clean and reasonable wear and tear excepted, and shall deliver to Sublandlord all keys to the Premises. Subtenant may remove all unattached trade fixtures, furniture and personal property placed in the Premises by Subtenant, excluding those items described on Exhibit B attached hereto that will remain the property of Sublandlord. Subtenant shall repair all damage caused by such removal, and shall be responsible for damage to the Premises that exceed reasonable wear and tear. All items not removed by Subtenant (excluding those items described on Exhibit B attached hereto that will remain the property of Sublandlord) shall be deemed abandoned by Subtenant and may be appropriated, stored, sold or otherwise disposed of by Sublandlord at Subtenant’s cost without notice to Subtenant.

18)	Sublease and Assignment

Subtenant shall have the right to assign the Sublease in its entirety or to sublease all or any portion of the premises without the consent of Sublandlord (but with at least thirty (30) days’ prior written notice, along with reasonable financial and business history information), to (a) any entity resulting from a merger or consolidation with Subtenant, and/or (b) any entity succeeding to all of the business and assets of Subtenant (excluding insolvency); provided, however, that (1) any such permitted assignee must be at least as creditworthy as Subtenant; be in the same line of business as Subtenant; and have a business history reasonably acceptable to Sublandlord; and (2) any such assignment of the Sublease requires the prior written consent of the Landlord and Ground Lessor. Any other assignment or sublease must be made with the prior written consent of the Sublandlord, Prime Landlord, and Ground Lessor, with Sublandlord’s consent not being unreasonably withheld, conditioned or delayed.

19)	Notices

All notices required or permitted to be given under this Sublease shall be in writing and shall be deemed given and delivered, whether or not received: (i) three (3) business days after being deposited in the United States Mail, postage prepaid and properly addressed, certified mail, return receipt requested, or (ii) on the next business day after being deposited with a nationally-recognized, overnight delivery service such as FedEx or UPS, at the addresses shown below or such other address as either party may designate for itself from time to time by written notice to the other party. In addition, any notice may be given by hand delivery to the notice address of either party with a signed receipt obtained.

Notices shall be delivered to Sublandlord at:

Allied Telesis, Inc.

3041 Orchard Parkway

San Jose, CA 95134

Attention: Ash Padwal

Notices shall be delivered to Subtenant at:

Bandwidth.com, Inc.

900 Main Campus Drive, Suite 500

Raleigh, North Carolina 27606

Attention: General Counsel

Sublandlord    IN WITNESS WHEREOF, this Sublease has been executed under seal by Sublandlord and Subtenant as of the Effective Date.

Sublandlord:

ALLIED TELESIS CAPITAL CORPORATION, a Washington corporation

By:	/s/ Mick Burke
Name:	Mick Burke
Title:	Corporate Secretary

Subtenant:

BANDWIDTH.COM, INC., a Delaware corporation

By:	/s/ Kade Ross
Name:	Kade Ross
Title:	EVP